                                                                    EXHIBIT 3.16

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                                LICENSE AGREEMENT
                                     BETWEEN
                                   TANOX, INC.
                                       AND
                             VIVENTIA BIOTECH, INC.

1.       DEFINITIONS...........................................................1

2.       LICENSE GRANT.........................................................3

3.       CONSIDERATION.........................................................4

4.       PAYMENTS, REPORTS, AND AUDITS.........................................5

5.       TRANSFER OF LICENSED TECHNOLOGY.......................................6

6.       INTELLECTUAL PROPERTY AND GRANTBACKS..................................6

7.       ADDITIONAL COLLABORATION AND LICENSES ................................7

8.       PERFORMANCE REQUIREMENTS..............................................7

9.       TERM AND TERMINATION..................................................8

10.      POST-TERMINATION RIGHTS AND OBLIGATIONS...............................9

11.      CONFIDENTIALITY.......................................................9

12.      INDEMNIFICATION......................................................10

13.      REGULATORY APPROVALS.................................................10

14.      MARKING..............................................................10

15.      DISPUTE RESOLUTION...................................................10

16.      REPRESENTATIONS AND WARRANTIES.......................................10

17.      LIABILITY AND INSURANCE..............................................11

18.      PROSECUTION AND MAINTENANCE OF LICENSED PATENTS......................12

19.      INFRINGEMENT - LICENSED PATENTS......................................12

20.      INFRINGEMENT - LICENSED PRODUCTS.....................................13

21.      COMPLIANCE WITH LAW AND EXPORT CONTROL...............................13

22.      NOTICES AND COMMUNICATIONS...........................................14

23.      MISCELLANEOUS PROVISIONS.............................................14

                                LICENSE AGREEMENT

     THIS AGREEMENT is by and between Tanox, Inc., 4888 Loop Central Drive, Houston, Texas 77081-2225 (hereinafter "Licensor") and Viventia Biotech, Inc., 10 Four Seasons Place, Suite 501, Toronto, ON, Canada, M9B 6H7 (hereinafter "Licensee").

     WHEREAS, Licensor has acquired exclusive rights to certain technology,
know-how, trade secrets, and patent rights relating to the compound [        ];

     WHEREAS, Licensee is in the business of developing and marketing drugs for the treatment of diseases in humans, including novel drugs based upon immunotoxin molecules for the treatment of cancer;

     WHEREAS, Licensee wants to obtain an exclusive license to make, use and sell, have made, have sold, or import products using Licensor's technology and protected by Licensor's patent rights; and

     WHEREAS, Licensor is willing to grant to Licensee an exclusive license to utilize Licensor's technology and patent rights for making, using, and selling
immunotoxins [                                   ].

     NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties hereto stipulate and agree as follows:

1.   DEFINITIONS

     1.1. "Licensor" shall mean Tanox, Inc. and its Affiliates.

     1.2. "Licensee" shall mean Viventia Biotech, Inc. and its Affiliates.

     1.3. "Affiliates" shall mean a company or other entity controlling, controlled by, or under common control with the relevant party, where "control" shall mean direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or similar measure of control.

     1.4. "Agreement" shall mean this License Agreement.

     1.5. "Effective Date" shall mean August 20, 2002.

     1.6. "Licensed Technology" shall mean all technology, confidential information, data, inventions, materials, know-how, trade secrets, and all other information or materials relevant to the business or research interests associated with this Agreement, including but not limited to products and product plans, ongoing research and development efforts, and other information of a technical or economic nature made available by Licensor to Licensee in support of the development and marketing of Licensed Products, particularly
information and samples relating to the [        ] gene, protein, and their
properties and uses. Licensed Technology shall also include any and all
[        ] related technology, data, inventions, materials, know-how, trade secrets, and all other information or materials conceived or developed as a result of Licensee's activities under the terms of this Agreement.

     1.7. "Licensed Patents" shall mean EP patent application number
[                                                                              ]
and all patent applications, issued patents and/or patents issuing from pending patent applications and all continuations, divisions, reissues, continuations-in-part, renewals, extensions, and the like now or hereafter owned or controlled by Licensor containing claims that would be infringed by importing, making, using, or selling Licensed Products. Licensed Patents
includes International Application Number [                                 ]
and published as [           ] and any other patents owned or controlled by
Licensor directed to or claiming Licensed Technology that are required to import, make, use, or sell Licensed Products.

     1.8. "Licensed Products" shall mean products imported, made, used, or sold using Licensed Technology or under the claims of Licensed Patents, including
immunotoxins comprising antibodies conjugated to [         ].

     1.9. "Field" shall mean the prevention or treatment of cancer in humans.

     1.10. "Territory" shall mean all countries of the world.

     1.11. "Dollars" shall mean dollars of the United States of America ($U.S.).

     1.12. "Net Sales" shall mean gross proceeds measured in Dollars as of the date of sale resulting from the invoice price less (a) usual trade and/or cash discounts actually allowed or taken; (b) forwarding expenses, freight, postage and duties actually paid or allowed and taxes imposed directly on Licensee for sales; and (c) credits for goods actually returned. For Licensed Products sold or otherwise transferred other than for money, "Net Sales" shall calculated based upon the "fair market value" of the Licensed Product determined in an arm's-length transaction. Net Sales shall be calculated on the price from Licensee, a sublicense, or their Affiliates to the first purchaser who is not a sublicensee or Affiliate and not on sales between or among Licensee, sublicensees, or their Affiliates.

     1.13. "Patent Costs" shall mean out-of-pocket expenses incurred in connection with the preparation, filing, prosecution, and maintenance of Licensed Patents, including the fees and expenses of attorneys and patent agents but excluding expenses incurred in connection with patent infringement claims or other adversary proceedings, including but not limited to reexaminations, interferences, oppositions, revocation proceedings, or nullity actions.

     1.14. "FDA" shall mean the United States Food & Drug Administration or any successor agency performing a similar function or an equivalent foreign regulatory agency such as the European Agency for the Evaluation of Medical Products.

     1.15. "INDA" shall mean an Investigational New Drug Application or its foreign equivalent filed with the FDA.

     1.16. "Phase I" shall mean phase I clinical trials conducted with respect to an INDA filed with the FDA.

     1.17. "Phase II" shall mean phase II clinical trials conducted with respect to an INDA filed with the FDA.

     1.18. "Phase III" shall mean phase III clinical trials conducted with respect to an INDA filed with the FDA.

     1.19. "NDA" shall mean a New Drug Application or its foreign equivalent filed with the FDA.

     1.20. "Marketing Approval" shall mean the date a Licensed Product is approved for market by the FDA.

     1.21. "First Commercial Sale" shall mean the date a Licensed Product is first sold after receiving FDA approval.

     1.22. "Licensee Technology" shall mean all Licensee technology, confidential information, data, inventions, materials, know-how, trade secrets, and all other information or materials useful to make fusion proteins, including antibody-protein conjugates.

2.   LICENSE GRANT

     2.1. Licensor grants to Licensee and Licensee accepts an exclusive license for using Licensed Technology and Licensed Patents in each country of the Territory to research, develop, import, make, have made, use, offer for sale, and sell Licensed Products for use in the Field.

     2.2. Licensor grants Licensee the right to grant sublicenses to third parties consistent with the terms of this Agreement. Licensee agrees to notify Licensor in writing of any sublicense granted hereunder within thirty (30) days after granting such sublicense. Licensee agrees to provide Licensor with a copy of any sublicense granted by Licensee along with such notice. Licensor agrees that copies of sublicenses provided to it by Licensee shall be deemed "Confidential Information" as defined herein.

     2.3. Licensee agrees to pay royalties to Licensor on sales by sublicensees to the same extent that royalty would be due had the sales been made by Licensee. Licensee further agrees to make milestone payments to Licensor without regard to whether the milestones are achieved by Licensee or its sublicensees.

     2.4. Any sublicense granted by Licensee under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, provided, however, that the sublicense may not grant the sublicensee any sublicensing rights and the royalty rates specified in the sublicense may be higher than the royalty rates in this Agreement.

     2.5. All sublicenses shall include provisions permitting the sublicense to survive the termination of the Agreement and providing for the transfer of all obligations, including the payment of royalties and other compensation required under the sublicense, to Licensor if the Agreement is terminated.

     2.6. Licensee agrees to be responsible for overseeing any operations of its sublicensees with respect to this Agreement and for collecting royalties and other payments from sublicensees. Failure by a sublicensee to meet the obligations under a sublicense shall not excuse Licensee from complying with its obligations under this Agreement.

3.   CONSIDERATION

     3.1. Licensee agrees to pay to Licensor an up-front fee of [
                                 ] within fifteen (15) days after the Effective
Date.

     3.2. Licensee agrees to pay to Licensor an annual license maintenance fee on or before the anniversary of the Effective Date as follows:

     First Anniversary                                    [                                      ]
     Second Anniversary                                   [                                ]
     Third and each Subsequent Anniversary                [                                       ]


     3.3. The annual license maintenance fees shall be due and payable on the anniversary of the Effective Date. No annual license maintenance fees shall be due after the First Commercial Sale of Licensed Products.

     3.4. Licensee agrees to pay to Licensor milestone payments for each Licensed Product as follows, such payments to be due and payable within fifteen
(15) days after achieving the milestone:

         Completion of [        ]           [                                      ]
         Initiation of [      ]             [                                      ]
         Filing a [     ]                   [                                ]
         Marketing Approval                 [                                 ]

     3.5. Licensee shall be required to make each milestone payment only once for each Licensed Product even if the event that triggers a payment occurs more than once, e.g., Licensee shall not be required to pay additional milestone payments if a Licensed Product is approved for additional indications but shall be required to pay milestone payments for each Licensed Product.

     3.6. Licensee agrees to pay to Licensor a royalty based upon annual Net Sales of Licensed Products as follows:

     [                           ] ([   ]%) of Net Sales for each Licensed
     Product sold by or for Licensee in a country in the Territory where there is an issued claim of a Licensed Patent containing claims covering Licensed Products and for sales less than [
                   ]; or

     [                              ] ([    ]%) of Net Sales for each Licensed
     Product sold by or for Licensee in a country in the Territory where there is an issued claim of a Licensed

     Patent containing claims covering Licensed Products and for sales greater
     than [                                                    ]; and

     [ ] ([ ]%) of Net Sales for each Licensed Product sold by or for Licensee in a country in the Territory where there is not an issued claim of a Licensed Patent containing claims covering Licensed Product.

     3.7. Licensee agrees to pay to Licensor a minimum annual royalty of [
                                   ] beginning in the year of the First
Commercial Sale of Licensed Products and annually thereafter during the term of this Agreement. In any year in which royalties due on sale of Licensed Products are less than the minimum annual royalty for that year, Licensee shall make a supplemental payment to Licensor in an amount such that the sum of royalties due on sales of Licensed Products plus such supplemental payment equal the minimum annual royalty for that year. No minimum annual royalty shall be due Licensor in a particular year if the royalties due on the sale of License Products for that year exceeds the minimum annual royalty due for that year.

     3.8. Licensed Products shall be deemed to be sold when billed out by Licensee or its agents or, if they are not billed out, then either when they are delivered to the end user/customer or when they are paid for, whichever first occurs.

     3.9. Consideration in the form of up-front payments, milestones, license maintenance fees, minimum royalties, and other such payments made by Licensee to Licensor hereunder are non-refundable and non-creditable against any royalties due under the terms of this Agreement.

4.   PAYMENTS, REPORTS, AND AUDITS

     4.1. Licensee agrees to make royalty payments to Licensor within thirty
(30) days after the end of each calendar quarter beginning after the First Commercial Sale of Licensed Product. Payment shall be accompanied by a report of the Net Sales of Licensed Products and the computation of the royalties due therefor during the preceding calendar quarter.

     4.2. Licensee agrees to keep accurate records on Net Sales for a period not to exceed three (3) years unless the records are in dispute. If the records are in dispute, Licensee agrees to keep the records until the dispute is settled. Such records shall be open for examination during reasonable business hours at the place where the records are customarily kept. Licensor shall have the right to verify the accuracy of the records by having an independent certified public accountant, selected by Licensor and acceptable to Licensee, audit the records to determine the accuracy of reports and payments made by Licensee. If such audit shows that Licensee has underreported royalties due Licensor by more than
[            ] ([ ]%), Licensee shall reimburse Licensor for the reasonable costs of such audit. Licensor shall not engage an accountant to perform an audit hereunder on a contingency-fee basis or on any other terms by which the accountant's compensation depends on the results of the audit.

     4.3. Licensee agrees to make a written report and royalty payment to Licensor within sixty (60) days after the expiration or termination of the Agreement. Licensee shall continue to make reports and payments as long as royalties are due Licensor on products made before such expiration or termination but used or sold after such expiration or termination.

     4.4. If Licensee fails to make any payment required under this Agreement on or before the due date, Licensee agrees to pay interest on such amount at an annual rate of two (2%) more than the greatest prime rate announced by Citibank NA or its successor as published in the Wall Street Journal at any time during the period when such payment is due. Such interest shall accrue from the date the payment was due until the date such payment is paid in full. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply.

     4.5. When calculating Net Sales based upon proceeds received in a currency other than Dollars, conversion of such currency to Dollars shall be made at the conversion rate published in the Wall Street Journal on the date payment is due, provided, however, payments made after the due date shall use the greater of the conversion rate published in the Wall Street Journal on the due date or the date the late payment is actually made. Any and all loss of exchange, value, taxes or other expenses incurred in the transfer or conversion of other currency to Dollars shall be paid entirely by Licensee.

5.   TRANSFER OF LICENSED TECHNOLOGY

     5.1. Licensor shall prepare and deliver or authorize delivery to Licensee promptly after the Effective Date any Licensed Technology that Licensor deems useful for the research, development and marketing of Licensed Product,
including samples of [        ]. Licensee acknowledges and agrees that Licensee
may be required to obtain [        ] from Licensor's collaborators and that
there may be a nominal cost for obtaining [        ].

     5.2. Licensor acknowledges and agrees that Licensee may disclose Licensed Technical Information and Licensed Patents to other entities that are contracted to provide services for the development and marketing of Licensed Products. Such disclosure shall be made only under terms consistent with this Agreement, particularly confidentiality obligations at least as restrictive as those in this Agreement.

6.   INTELLECTUAL PROPERTY AND GRANTBACKS

     6.1. Licensee acknowledges that Licensor shall retain all ownership of Licensed Technology and Licensed Patents and any intellectual property embodied therein.

     6.2. Licensor and Licensee agree that any and all rights to developments
and improvements in Licensed Technology, including any [        ] conjugates and
new uses for [        ] and [        ] conjugates, made by Licensee during the
term of this Agreement ("Improvements") shall belong to Licensee, and that Licensee shall own the right to any intellectual property embodied in such Improvements.

     6.3. Licensee agrees to grant Licensor, upon request, a royalty free, exclusive license in the Territory to utilize Improvements, including a license under any patents owned or controlled by Licensee describing or claiming Improvements to make, have made, use, sell, offer for sale, have sold, or import products for the treatment of inflammatory diseases and for no other purpose ("Licensor Field"), but excluding any patents claiming the composition, manufacture, or use of antibodies or antibody fragments (including single chain or single domain antibodies), whether by themselves or conjugated to or associated with an active molecule.

     6.4. Licensee agrees to promptly notify Licensor of any Improvements to take any acts reasonably necessary to perfect Licensor's rights in Improvements, including, but not limited to, filing patent applications and obtaining patents for Improvements. If Licensee, in its sole discretion, elects not to file, prosecute, or maintain any patent applications or patents for Improvements, Licensee shall give Licensee written notice of such decision a minimum of thirty
(30) days before any failure to act would result in abandonment of rights to such Improvements. Licensor may, at Licensor's option, file, prosecute, or maintain any such patent applications or patents. Licensor shall be responsible for all Patent Costs associated therewith. Licensee agrees to assign all right, title, and interest in any such patent applications or patents to Licensee within thirty (30) days of request.

     6.5. For products utilizing Improvements that are outside the Field and the Licensor Field, whether made, use, or sold by Licensee or by third parties under license from Licensee, Licensee agree to pay Licensor one-half of any license fees, royalties, or other economic benefit received from third parties, but not including reimbursement for bona fide research and development expenses, for the grant by Licensee of any license or other exploitation of Improvements. Licensor and Licensee shall from time to time confer regarding the possible joint exploitation, whether by the grant of licenses, through collaborative research, or otherwise of Improvements.

7.   ADDITIONAL COLLABORATION AND LICENSES

     7.1. Upon request by either party, Licensor and Licensee shall from time to time confer regarding the possible grant to Licensor of a worldwide, non-exclusive, royalty bearing license to use Licensee Technology outside the Field to make fusion proteins, including antibody-protein conjugates, provided, however, that neither party shall have any obligation to agree to enter into any such license.

8.   PERFORMANCE REQUIREMENTS

     8.1. Licensee agrees to exercise reasonable commercial efforts to seek regulatory approval to market Licensed Products and develop markets for and market Licensed Products.

     8.2. Licensee agrees to prepare and submit semi-annual progress reports to Licensor describing is efforts to develop and market Licensed Product beginning six] (6) months after the Effective Date.

     8.3. Licensee agrees that Licensor may, at its option and in its sole discretion, either (1) convert the license granted herein from an exclusive to a non-exclusive license or (2) terminate this Agreement if Licensee [
                                 ] after the Effective Date or [
                          ] after the Effective Date. If Licensor intends to
convert the license granted herein to a non-exclusive license or terminate this Agreement based on Licensee's failure to meet either deadline set forth above, Licensor shall first give written notice to Licensee, and Licensee shall be permitted to extend such deadline and avoid such action as follows: (i) Licensee
shall be permitted to extend the deadline to [            ] by twelve (12)
months upon payment to Licensor of [
          ] within forty-five (45) days of receipt of such notice; and (ii)
Licensee shall be permitted to extend the deadline to [           ] by twelve
(12) months upon payment to Licensor of [
          ] within forty-five (45) days of receipt of such notice, and for additional twelve (12) month periods by payment to Licensor of [
                           ] for each such period.

9.   TERM AND TERMINATION

     9.1. This Agreement shall become effective as of the Effective Date and shall remain in effect (1) until terminated as provided for below or, on a country by country basis, (2) for a term of ten (10) years from the First Commercial Sale of Licensed Product in countries in the Territory where there is no patent protection for Licensed Products or (3) until the expiration of the last to expire of Licensed Patents in countries in the Territory where there are Licensed Patents. Upon expiration of this Agreement in each country, the licenses granted hereunder shall become fully paid-up in that country and no further payments hereunder shall be required.

     9.2. This Agreement may be terminated by Licensor should Licensee fail to timely pay the fees, royalties, or other payments required herein, provided, however, that Licensor shall have given Licensee written notice of such breach and Licensee has not cured such failure within thirty (30) days of receipt of such notice.

     9.3. Either party may terminate this Agreement if the other shall fail to perform any obligation required hereunder other than the payment of money and shall have failed to take action to promptly remedy such default within sixty
(60) days after receipt of written notice describing the nature of the failure to perform.

     9.4. To the extent permitted by law, Licensor may immediately terminate this Agreement in the event of any adjudication of bankruptcy, or of insolvency under any statute for the relief of debtors, or the appointment of a receiver by a court of competent jurisdiction, or the assignment for the benefit of creditors, or levy of execution directly involving Licensee.

     9.5. This Agreement may be terminated by Licensee in its entirety on its first or any subsequent anniversary date of this Agreement by giving ninety (90) days' written notice to Licensor, provided, however, that such termination shall not affect the payment of royalties and other compensation due hereunder that are incurred prior to the date of such termination.

Licensee agrees to pay any fee, milestone, minimum royalty, or other payment due on the date of termination.

10.  POST-TERMINATION RIGHTS AND OBLIGATIONS

     10.1. As soon as practical but in no event later than three (3) months following termination of this Agreement, Licensee shall cease making, using, or selling Licensed Product. Licensee shall within thirty (30) days of termination pay to Licensor all royalties or other sums which shall have accrued on or prior to the effective date of termination, regardless of whether such royalties would otherwise be due and payable on or prior to that date. Licensee shall within four (4) months of termination pay to Licensor all royalties or other sums which shall have accrued after the effective date of termination. Such payments shall be accompanied by a report of the Net Sales of Licensed Products and the computation of the royalties due therefor.

     10.2. The provisions and obligations contained in this Agreement relating to payments, reports, auditing, confidentiality, indemnification, and any other provisions that by their nature are intended to survive shall survive the expiration or termination of this Agreement.

11.  CONFIDENTIALITY

     11.1. Licensor and Licensee agree to keep the terms of this Agreement and any information exchanged in furtherance of this Agreement, including but not limited to technical information, regulatory information, manufacturing methods and specifications, product specifications, or other technical or business information, strictly confidential and agree that such information ("Confidential Information") will not be (1) disclosed to others, (2) published without express written permission of the disclosing party, (3) used for the receiving party's or any others' benefit, except as provided for herein, or (4) duplicated in any manner.

     11.2. The obligations of confidentiality and limited use shall not apply to Confidential Information that (a) is at the time of receipt public knowledge or after its receipt becomes public knowledge through no act or omission on the part of the receiving party; or (b) was known to the receiving party as shown by written records prior to the disclosure thereof; or (c) is subsequently developed by or on behalf of the receiving party without use of or reliance on Confidential Information; or (d) is received from a third party who did not, directly or indirectly, obtain such Confidential Information from the disclosing party; or (e) is submitted to governmental agencies to facilitate marketing approvals for Licensed Product, provided that reasonable measures have been taken to assure confidential treatment of such Confidential Information; or (f) is provided to third parties for development and marketing of Licensed Products under appropriate terms and conditions intended to protect Confidential Information from misappropriation or public disclosure, including confidentiality provisions at least as restrictive as those in this Agreement, or (g) is required to be disclosed by order of a court of component jurisdiction or in connection with any government investigation, provided, however, that the party who may be required to make such disclosure shall notify the other party in writing of any circumstances of which it is aware that may lead to such a requirement or order so as to allow the other party the opportunity to oppose any such requirement or order.

     11.3. The parties agree that, upon written request, the receiving party shall return all Confidential Information to the disclosing party, provided, however, that the receiving party may keep one (1) copy of Confidential Information for purposes of determining its obligations under this Agreement.

12.  INDEMNIFICATION

     12.1. Licensee agrees to hold harmless, indemnify, and defend Licensor against all liabilities, demands, costs, claims, suits, damages, expenses, and losses, including reasonable attorney' fees, resulting from Licensee's performance of this Agreement or the making, using, selling, or other disposition of Licensed Products by Licensee or any party acting on Licensee's behalf.

13.  REGULATORY APPROVALS

     13.1. Licensee agrees to obtain all necessary legal and/or regulatory licenses and approvals to test, market, and sell Licensed Products. Licensee agrees to pay all costs associated with obtaining such licenses or approvals.

14.  MARKING

     14.1. Licensee agrees to apply in a manner sufficient to give legal notice of the existence of Licensed Patents on any Licensed Product or its packaging, if appropriate, manufactured or sold by Licensee under this Agreement such patent notice as may be required by the laws of the countries where manufactured or sold, or as may reasonably be requested by Licensor.

15.  DISPUTE RESOLUTION

     15.1. Any controversy, claim, or other dispute arising solely out of the language and interpretation of this Agreement, or to the breach thereof, shall be subjected to good faith negotiations between the parties in an attempt to settle all such disputes before any alternative method of dispute resolution is employed.

16.  REPRESENTATIONS AND WARRANTIES

     16.1. Licensee represents and warrants that Licensee has the right to enter into this Agreement and that entering into this Agreement will not result in a breach of any agreement or other undertaking to which Licensee is a party.

     16.2. Licensor represents and warrants that Licensor is the licensee or beneficial owner of the entire right, title and interest in and to Licensed Patents and has the right to grant the license as described herein and that the grant of such license will not result in a breach of any agreement or other undertaking to which Licensor is a party.

     16.3. Licensor represents and warrants that Licensor has no knowledge as of the Effective Date of this Agreement of patent applications, issued patents, or other intellectual property of any third party which may adversely affect any part of this Agreement, Licensed Patents or Licensed Products, and specifically has no actual knowledge that importing, making, selling, or using Licensed Products will constitute an infringement of any adversely held patents.

     16.4. EXCEPT AS EXPRESSLY STATED HEREIN, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     16.5. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SCOPE, ENFORCEABILITY, OR VALIDITY OF LICENSED PATENTS.

     16.6. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, THAT MAKING, USING, IMPORTING, OR SELLING LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER THIRD PARTY RIGHTS.

17.  LIABILITY AND INSURANCE

     17.1. Except as expressly stated herein, each party agrees to be liable for any liability, costs, or damages incurred because of its negligent or willful acts or omissions.

     17.2. Licensor shall not be liable for any consequential, special, or other indirect damages incurred by licensee, sublicensee, or other third party resulting from making, using, or selling Licensed Products or licensee exercising its rights under this Agreement.

     17.3. Licensee agrees to provide occurrence form comprehensive general liability (including products, commercial, and contractual) insurance coverage
at a minimum of Five [                               ] per occurrence, [
                               ] aggregate, which includes coverage for
Licensee's liability to Licensor under the indemnification provisions of this Agreement ("Licensee Insurance"). Licensee Insurance will (i) be with a U.S. or Canadian based insurance carrier rated by A. M. Best & Co. as A [ V or higher or a reasonably equivalent rating by another reputable rating agency, (ii) provide that it can be canceled only with thirty (30) days prior written notice to Licensor, (iii) name Licensor or its respective assignee as an additional insured, (iv) be primary to any other valid or collectable insurance coverage which Licensor, or any of its parents, subsidiaries, affiliates, principals, agents, or assigns, may have or obtain ("Licensor Insurance"), and (v) provide that no Licensor Insurance will become effective in respect to any claim intended by this Agreement to be covered by Licensee Insurance until all Licensee Insurance is fully exhausted. Upon execution of this Agreement, Licensee agrees to provide Licensor with a Certificate of Insurance evidencing such insurance. Licensee agrees to keep such certificate current and on an annual basis, or more frequently if requested by Licensor, mail a current copy to Licensor.

18.  PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

     18.1. Licensor agrees to prepare, file, prosecute, and maintain Licensed Patents during the term of this Agreement and to pay all associated Patent Costs. Licensee shall reimburse Licensee for all reasonable Patent Costs within thirty (30) days after receiving a written invoice for such Patent Costs, provided, however, that if Licensor grants licenses under Licensed Patents to any other party, then Licensee shall be required to reimburse Licensor only for Licensee's proportionate share of Patent Costs.

     18.2. Licensor and Licensee agree to cooperate in preparing, filing, prosecuting, and maintaining Licensed Patents and any patents on Improvements. Except as otherwise agreed, all Licensed Patents shall be filed, prosecuted, and maintained in Licensor's name or such name as Licensor shall designate, and all patents on Improvements shall be filed, prosecuted, and maintained in Licensee's name or such name as Licensee shall designate, provided, however, that Licensee maintains control over such patents in a manner that preserves Licensor's rights to Improvements as defined herein.

     18.3. To the extent and in jurisdictions where permitted by law, Licensee agrees not to directly or indirectly contest the enforceability or validity of Licensed Patents during the term of this Agreement.

19.  INFRINGEMENT - LICENSED PATENTS

     19.1. Should Licensee become aware that any third party is infringing Licensed Patents, Licensee shall give notice of such infringement to Licensor and Licensor shall (1) use reasonable efforts to end such infringement or (2) notify Licensee of its intent not to take action against such third party. If Licensor notifies Licensee of its intent not to or fails to take action against such third party within ninety (90) days of receipt of such notice, Licensee and Licensor shall, upon request from Licensee, meet to discuss future action against such third party including the possibility that Licensee may take action, at its own expense, against the third party. The discussion shall include, but not be limited to, the effect of litigation on the validity of patents and how that may jeopardize Licensor's activities in other fields, the sharing of litigation costs and damages recovered, and the selection of litigation counsel.

     19.2. If Licensor takes action against any infringer, Licensor shall pay all costs associated with and control the litigation. Licensor shall be entitled to keep all damages, costs, attorney fees, and other amounts recovered without apportionment to Licensee.

     19.3. Should Licensee pursue any alleged infringer, Licensee shall employ counsel reasonably satisfactory to Licensor and shall keep Licensor fully informed of all material developments of such proceedings. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which Licensee initiates. Licensor agrees to join in and cooperate with any enforcement proceedings at Licensee's request, and at Licensee's expense, provided that Licensor may be represented by

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Licensor's counsel in any such legal proceedings, at Licensor's own expense, acting in an advisory but not controlling capacity. In addition, Licensee may name Licensor as party plaintiff as required by law. No settlement, consent judgment, or other final, voluntary disposition of any suit brought by Licensee that waives any rights within the Licensed Patents may be entered into without the prior written consent of Licensor. In the event that a declaratory judgment action alleging the invalidity or non-infringement of the Licensed Patents shall be brought or raised against Licensee, Licensor shall have the right, but not the obligation, to intervene and take over the sole defense of such action. Any recoveries in any action brought by Licensee shall be allocated first to recover litigation expenses for both parties with the balance deemed to be Net Sales subject to payment of royalties.

20.  INFRINGEMENT - LICENSED PRODUCTS

     20.1. Should importing, making, using or selling Licensed Products constitute an infringement of the rights of a third party, each party shall, as soon as it becomes aware of the same, notify the other thereof in writing, giving in the same notice full details known to it of the rights of such third party and the extent of any alleged infringement. After receipt of such notice the parties shall meet to discuss the situation and, to the extent necessary to permit Licensee to practice the license granted hereunder, the parties shall together use their reasonable endeavors to obtain an appropriate license from such third party. In negotiating such a license, the parties will make every effort to minimize the amount of license fees and royalties payable thereunder.

     20.2. Licensee agrees to promptly notify Licensor should Licensee be sued by a third party alleging patent infringement based upon making, selling, or using Licensed Product. Licensee shall defend at its own expense any such infringement litigation suit and shall pay all loss, damage, cost, and expense, including attorney's fees, incurred by Licensee in defending or settling such litigation. Licensor shall cooperate with Licensee as required in defending any such suit. If Licensee should decide to settle any such litigation, Licensee shall notify Licensor and Licensor shall have the opportunity, but not the obligation, to assume responsibility for the litigation and assume complete responsibility for all subsequent expenses.

21.  COMPLIANCE WITH LAW AND EXPORT CONTROL

     21.1. The parties agree to comply with all applicable laws and regulations while performing under the terms of this Agreement. Anything herein to the contrary notwithstanding, neither party hereto shall be obligated to do any act pursuant to any provision of this Agreement when to do so would be inconsistent with any law or any ruling, regulation, or order of any authoritative governmental body.

     21.2. Licensee agrees to comply with all applicable United States and foreign laws with respect to the transfer of Licensed Products and any related technical data or information to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

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22.  NOTICES AND COMMUNICATIONS

     22.1. All notices and other communications regarding this Agreement sent from Licensee to Licensor shall be addressed to:

                                   Tanox, Inc.
                       4888 Loop Central Drive, Suite 820
                            Houston, Texas 77081-2225
                           Attention: Tammy Morehouse

     All notices and other communications regarding this Agreement sent from Licensor to Licensee shall be addressed to:

                             Viventia Biotech, Inc.
                              10 Four Seasons Place
                                    Suite 501
                           Toronto, ON Canada, M9B 6H7
                             Attention: Nick Glover

     22.2. All written notices required or permitted to be given under the terms of this Agreement shall be deemed duly delivered upon receipt if (1) delivered in person, (2) sent by facsimile using a machine that confirms delivery and confirmed by sending the original via certified mail, return receipt requested, or (3) sent certified mail, return receipt requested to the above address. Notwithstanding the foregoing, payments, reports, and other routine communications may be sent by regular or electronic mail.

23.  MISCELLANEOUS PROVISIONS

     23.1. AMENDMENTS IN WRITING. This Agreement may be amended or modified only by a written instrument duly executed by an appropriate officer of each party.

     23.2. ASSIGNMENTS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, provided that neither party hereto shall be able to assign any right, license, benefit, option, duty, obligation, or privilege hereunder without the prior consent of the other party (such consent not to be unreasonably withheld), except that assignment shall be permitted in the event of the (1) sale of all or substantially all of the business to which this Agreement relates by an assigning party or (2) sale or assignment of rights in or to a Licensed Product. In the event of such assignment upon the sale of all or substantially all of the business to which this Agreement relates, due written notice of such assignment shall be provided to the other party.

     23.3. CHOICE OF LAW. This Agreement shall be deemed to have been made in and construed in accordance with the laws of the State of Delaware, United States of America, excluding any choice of law rules that may direct the application of the laws of any other jurisdiction. Any dispute related to or arising out of this Agreement or any aspect of the parties' relationship hereunder shall be heard exclusively in the courts located in Delaware.

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     23.4. IMPLEMENTATION. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

     23.5. INDEPENDENT CONTRACTORS. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or a joint venture relationship between the parties. The respective activities of the parties hereunder shall be provided as independent contractors. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     23.6. INTEGRATION. This written Agreement embodies the entire understanding between the parties and supersedes and replaces any and all prior negotiations, understandings, arrangements, and/or agreements, whether written or oral, relating to the subject matter hereof.

     23.7. PUBLICITY. Each party agrees not to use the name of the other party in any commercial activity, advertisement, sales brochures, or otherwise without written permission.

     23.8. SEVERABILITY. This Agreement is divisible and separable. If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision shall be reformed to approximate as nearly as possible the intent of the parties and shall remain valid and enforceable to the greatest extent permitted by law.

     23.9. WAIVER. The terms of this Agreement may be waived only by a written instrument expressly waiving such term or terms and executed by the party waiving compliance. The waiver of any term or condition of this Agreement by either party hereto shall not constitute a modification of this Agreement, nor prevent a party hereto from enforcing such term or condition in the future with respect to any subsequent event, nor shall it act as a waiver of any other right accruing to such party hereunder.

     IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their duly authorized representatives.


Viventia Biotech, Inc.                           Tanox, Inc.

By:     /s/ Nick Glover                          By:     /s/ Nancy T. Chang
        -------------------------------------            -----------------------

Title:  Vice President, Corporate Development    Title:  CEO
        -------------------------------------            -----------------------

Date:   August 23, 2002                          Date:   August 15, 2002
        -------------------------------------            -----------------------


WRG/
Contract Number: 200210044
Distribution of Originals:
One (1) to Tanox, Inc..
One (1) to Viventia Biotech, Inc.

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